CERTIFICATE AND ARTICLES OF AMENDMENT
                                       OF
               RESTATED CERTIFICATE AND ARTICLES OF INCORPORATION
                                       OF
                         DELMARVA POWER & LIGHT COMPANY

	Delmarva Power & Light Company ("Delmarva" or the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law ("GCLD") and the Stock Corporation Act of the Commonwealth of Virginia ("SCAV"),
	DOES HEREBY CERTIFY:
        FIRST: That the Board of Directors of Delmarva duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable, and submitting it to the stockholders of the Company for consideration thereof. The resolutions setting forth the proposed amendment are as follows:
              RESOLVED: That the Restated Certificate and Articles of Incorporation of the Company be amended by (a) deleting all of the remaining sentences in the first full paragraph of Article SIXTH after the sentence "The number of authorized directors may not be greater than fifteen or less than three without an amendment to this Article SIXTH adopted by the holders of more than two-thirds of the shares entitled to vote." and (b) inserting in lieu thereof the following: "There shall be one class of directors. A director shall hold office until his or her successor shall be elected and shall qualify, subject however, to prior death, resignation, retirement, disqualification, or removal from office."

              FURTHER RESOLVED: That the Restated Certificate and Articles of Incorporation of the Company be amended by deleting the following sentence from the second full paragraph of Article
         SIXTH: "Unless otherwise provided by law, directors so chosen by the stockholders shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires."
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              FURTHER RESOLVED:  That the Restated Certificate and
         Articles of Incorporation of the Company be amended by (a) deleting the following phrase from the only sentence in the third full paragraph of Article SIXTH: "and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms." and (b) inserting in lieu thereof a period after the word "thereto".

              FURTHER RESOLVED: That the Restated Certificate and Articles of Incorporation of the Company be amended by deleting the last full sentence of Article SIXTH and inserting in lieu thereof the following: "Subject to the provisions of the preceding paragraph, Directors of the Company may be removed by the stockholders of the Company with or without cause."

              FURTHER RESOLVED: That the Restated Certificate and Articles of Incorporation of the Company be amended by deleting the first full paragraph of Article FOURTH in its entirety and inserting in lieu thereof the following:

              "The total number of shares of all classes of capital stock which the Company shall have authority to issue is fifteen million eight hundred thousand (15,800,000) shares, of which one million eight hundred thousand (1,800,000) shares, of the par value of One Hundred Dollars ($100) per share, shall be of a class designated Preferred Stock; three million (3,000,000) shares, of the par value of Twenty-Five Dollars ($25) per share, shall be of a class designated Preferred Stock -- $25 Par; ten million (10,000,000) shares, of the par value of One Dollar ($1) per share, shall be of a class designated Preferred Stock - $1.00 Par, and one million (1,000,000) shares of the par value of Two Dollars and Twenty-Five Cents ($2.25) per share, shall be of a class designated Common Stock."

              FURTHER RESOLVED:  That the Restated Certificate of
         Incorporation of the Company be amended by deleting the first two full paragraphs of Article EIGHTH in their entirety and inserting in lieu thereof the following:

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              "EIGHTH:  Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company, as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators;
              provided, however, that, except as provided in this Article EIGHTH, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if authorized by the Board of Directors of the Company. Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the standard required by applicable law. Such a determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) by independent legal counsel

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              (compensated by the Company) in a written opinion; (d) by
              the stockholders; or (e) in any other manner permitted by applicable law. In addition to the right to indemnification conferred in this Article EIGHTH, each of the above persons shall have the right to be paid by the Company the reasonable expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if applicable law requires, the payment of such expenses incurred by a present director or officer in his or her capacity as a director or officer of the corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such present director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article EIGHTH or otherwise. The Company may, by any manner permitted by applicable law, provide indemnification and advancement of expenses to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The right to indemnification and to an advancement of expenses conferred in this Article EIGHTH shall be a contract right.

              If a claim under this Article EIGHTH is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim (including attorneys' fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it

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              permissible under applicable law for the Company to
              indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Company.

              The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTH, shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation of the Company, the bylaws of the Company, agreement, vote of stockholders or disinterested directors, or otherwise.

              The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under applicable law.

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              The Company may enter into an indemnity agreement with any director, officer, employee, or agent of the Company, or of another corporation, partnership, joint venture, trust, or other enterprise, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not impermissible under applicable law.

              The Company may, by action of the Board of Directors, authorize one or more officers to grant rights to indemnification and advancement of expenses to former directors and officers or to other employees or agents of the Company on such terms and conditions as such officer or officers deem appropriate under the circumstances."

              FURTHER RESOLVED: That the Restated Certificate and Articles of Incorporation of the Company be amended by inserting the following two paragraphs as the last two full paragraphs of Article EIGHTH:

              "Any amendment or repeal of this Article EIGHTH shall not be retroactive in effect.

              In case any provision in this Article EIGHTH shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to afford indemnification and advancement of expenses to the persons indemnified hereby to the fullest extent permitted by law."

         SECOND: That thereafter, the holder of all of the issued and outstanding shares of Common Stock of the Company approved the amendments by written consent in accordance with Section 228 of the GCLD and Section 13.1-657 of the SCAV.

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         THIRD:  That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the GCLD and Sections 13.1-707 and 13.1-657 of the SCAV.







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         IN WITNESS WHEREOF, said Delmarva Power & Light Company has caused this certificate to be signed by its authorized officer, this 2nd day of March, 1998.
					DELMARVA POWER & LIGHT COMPANY


                                        By: /s/ Barbara S. Graham
                                            ----------------------
                                            Senior Vice President
                                            and Chief Financial
                                            Officer





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